SCHEDULE 14A INFORMATION

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            IXION BIOTECHNOLOGY, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
          (1) Title of each class of  securities to which  transaction  applies:
          (2) Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          (4) Proposed maximum aggregate value of transaction:
          (5) Total fee paid:

[ ]      Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

                                      IXION





                    Notice of Annual Meeting of Stockholders
                                  June 15, 2001




     The annual meeting of stockholders of Ixion Biotechnology, Inc, a Delaware corporation (the "Company"), will be held at the offices of the Company at 13709 Progress Blvd., Alachua, Florida, 32615, on Friday, June 15, 2001 at 10:00 a.m., local time to:

          1. Elect seven directors for a term of one year;

          2. To ratify the selection of PricewaterhouseCoopers LLP to audit our books and records for 2001; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The board of directors has fixed the close of business on April 17, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.


          By Order of the Board of Directors,




          Mary Trew Secretary

          Alachua, Florida
          April 27, 2001








                                    IMPORTANT


     If you do not expect to attend the meeting in person, please complete, date, and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

                                      IXION

                            IXION BIOTECHNOLOGY, INC.
                          13709 Progress Blvd., Box 13
                                Alachua, FL 32615

                                 April 27, 2001





                                 PROXY STATEMENT
                  For annual meeting of stockholders to be held
                            on Friday, June 15, 2001
                   Approximate Date of Mailing: April 27, 2001


                                     GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ixion Biotechnology, Inc. (the "Company" or "Ixion"), for use at our 2001 annual meeting of stockholders to be held on Friday, June 15, 2001 at 10:00 a.m. local time at our offices in Alachua, Florida, and at any postponements or adjournments thereof. We expect to distribute this proxy statement and the accompanying proxy card to stockholders about April 27, 2001.

     We will bear the cost of proxy solicitation. In addition to the use of mails, proxies may be solicited by telephone by our officers, directors, and regular employees, none of whom will be specially compensated for such services.

     Our annual report to stockholders for the year ended December 31, 2000, including audited financial statements, is included with this proxy statement, but does not constitute a part of this proxy statement.

     Holders of our common stock, of record at the close of business on April 17, 2001, are entitled to vote at the meeting. As of that date, there were 6,861,791shares of common stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share outstanding in such stockholder's name.

     We presently have no other class of stock outstanding and entitled to be voted at the meeting. The presence in person or by proxy of stockholders composing a majority of all votes entitled to be cast at the meeting constitutes a quorum.

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares at the meeting. The shares of common stock represented by each properly executed proxy will be voted at the meeting in accordance with each stockholder's directions. Stockholders should specify choices by marking the appropriate boxes on the enclosed proxy; if no choice has been specified, the shares will be voted as recommended by the board of directors. If any other matters are properly presented at the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgement.

     Your execution of the accompanying proxy will not affect your right to attend the meeting and vote in person. Any stockholder giving a proxy has a right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted, or by attending the meeting and voting in person. If you are a stockholder of record and plan to attend the meeting, please return the proxy card with the "Annual Meeting" box marked. Admission to the meeting will be on a first-come, first served basis. Stockholders will be admitted upon verification of ownership at the door.

     Your proxy vote is important. Accordingly, please complete, sign, and return the accompanying proxy whether or not you plan to attend the meeting.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The persons named as proxies on the accompanying proxy intend to vote all duly executed proxies for the election of the nominees set forth below, except as otherwise directed by the shareholder on the proxy.

     The stockholders will elect seven directors at the annual meeting for a term of one year expiring at the 2002 annual meeting of the stockholders, and until the election and qualification of successors (or until earlier removal or resignation). In the event one or more of the named nominees is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The board of directors has no reason to believe that any of the nominees named below will be unavailable, or, if elected, will decline to serve. Directors will be elected by a plurality of the votes cast at the annual meeting. Under the Delaware General Corporate Law, an abstaining vote is not deemed a "vote cast." As a result, abstentions are not included in the tabulation of the results on the election of directors, and, therefore, do not have the effect of votes in opposition.

     Certain information is set forth below for each nominee for director. All of the nominees are presently directors, and all but Mr. Wallstrom were previously elected by the stockholders.

     The board of directors unanimously recommends a vote FOR each of the nominees.

     Nominees for Director



                                                                      Year First
                       Principal Occupations During Past Five         Became
Name of Director  Age  Years and Certain Directorships                Director

Weaver H. Gaines  57   Mr. Gaines is a co-founder of Ixion and has        1993
                       been our Chairman and Chief Executive Officer and a Director since 1993. He was also our President from April 1993 to April 1994. He is also a director of Unified Financial
                       Services, Inc., an SEC-reporting company.

David C. Peck     53   Mr. David Peck is a co-founder of Ixion, a         1993
                       Director since March 1993, our President from
                       April 1994 to July 2000, and our Chief
                       Financial Officer from May 1995 to July 2000.
                       Since October 1995, Mr. Peck has been Chief
                       Executive Officer of BACOMPT, a printing company located in Carmel, Indiana. Mr. Peck is the brother of Dr. Peck, our Senior Vice
                       President and Chief Scientist.

David M.
 Margulies        49   Dr. Margulies  is Chairman and Chief Executive     1994
                       Officer of Correlagen, Inc., a concept stage genomic diagnostic services company he founded in 2000. From 1999 to 2000 he was a director and Executive Vice President and Chief Scientist of CareInsite, Inc. From 1997 to 2000, he was
                       Executive Vice President of Medical Manager
                       Corp., CareInsite's parent. Both companies were publicly held. From 1996 to 1997, Dr. Margulies was a founder and chairman and CEO of CareAgents, Inc., a developer of Internet-based clinical commerce applications, which was acquired by Medical Manager in 1997.

Vincent P.
 Mihalik          50   Mr. Mihalik joined Eli Lilly & Co. as an          1995
                       Executive Director in 2000. In 2001, he became the head of the Lilly USA Diabetes Care Business
                       Unit.  From 1998 to  2000, he was Senior Vice
                       President and General Manager, Lab Systems and
                       Molecular Biochemicals, Roche Diagnostics.
                       From 1996 until 1998, he was Executive Vice
                       President, Group Personnel, Corange International
                       Holding BV.

Bengt Agerup      57   Dr. Agerup founded Q-Med AB (publ) of Uppsala,    1999
                       Sweden in 1987, and became its Chairman in December 2000. From 1999 to 2000 he was Q-Med's
                       Deputy Chief Executive Officer and Vice
                       President, Director of Research and Development.
                       From 1995 to 1999, he was the President of Q-Med. Q-Med is traded on the Stockholm Stock
                       Exchange; it is not related to Q-Med, Inc., a Delaware company.

Thomas P.
 Stagnaro         57   Mr. Stagnaro became President and Chief           1999
                       Executive Officer of Agile Therapeutics, Inc., in 2000. From 1998 to 2000, he was an independent consultant. He is also a director of InKine
                       Pharmaceutical Corporation, a public company.
                       From 1996 to 1998 he was President and CEO and a director of 3-Dimensional Pharmaceuticals, Inc., a public company.

Per-Olof
 Wallstrom        51    Mr. Wallstrom became President and Chief         2000
                        Executive Officer of Q-Med AB (publ) in 1999.
                        From 1989 to 1999, he held various executive positions with the Bristol-Myers Squibb Company.
                        Q-Med is traded on the Stockholm Stock Exchange;
                        it is not related to Q-Med, Inc. a Delaware company.


Committees of the Board of Directors

     Our bylaws provide that the board may designate an executive committee and other committees, each of which shall consist of one or more directors. The board annually elects from its members an Audit and Benefits Committee, a Finance Committee, and an Executive Committee.

     Audit and Benefits Committee. The members of the Audit and Benefits Committee are Dr. Agerup, Dr. Margulies, Mr. Peck, Mr. Stagnaro, Mr. Wallstrom, and Mr. Mihalik, Chairman, all non-employee directors. This Committee, which met three times during 2000, recommends to the board the engagement of independent auditors, reviews the professional services to be rendered by the independent auditors, the scope of their audit, their fees, and the results of their engagement. The independent auditors meet periodically with the Committee and have unrestricted access to them. The Committee is also responsible for the compensation of the executive officers. Additionally, the Committee administers the terms and provisions of the 1994 Stock Option Plan and the Board Retainer Plan, including the determination of the individuals eligible to receive awards, the individuals to whom awards should be granted, the nature of the awards to be granted, and the exercise price, vesting schedule, and term of options or awards.

     Finance Committee. David C. Peck is the chairman and sole member of the Finance Committee. The Finance Committee is responsible for overseeing our investments and material expenditures and commitments, and for advising our officers on investment policy, financial plans and policy, and material financing initiatives. The Finance Committee had no meetings during 2000.

     Executive Committee. The members of the Executive Committee are Messrs. Gaines and Peck. The Executive Committee has all of the powers of the board permitted under the Delaware corporation law. All actions by the Executive Committee during 2000 were by unanimous consent.



Board Meetings and Attendance of Directors

     The board of directors had three meetings in 2000. All directors attended more than 75% of the aggregate of (i) the total number of meetings of the board held while they were members, and (ii) the total number of meetings held by all committees of the board.

                   REPORT OF THE AUDIT AND BENEFITS COMMITTEE

     Our Audit and Benefits Committee has issued the following report for the year ended December 31, 2000.

Report on Options Matters

     In April 1, 2000, the Committee approved the issuance of a total of 86,900 options to officers, directors, members of the scientific advisory board, employees, and consultants of options to acquire common stock at an exercise price of $4.00 per share, the fair market value. The options were to be conditioned on each recipient's consent to a reduction in the term of an equal number of "old" options with exercise prices of $10.00 per share. The "old" options originally would have expired in 2008 and 2009; after the reduction in the term, all the "old" options were set to expire on December 31, 2000. Shortly after approving this action, the Committee learned that under the provisions of FASB Interpretation No. 44 (Accounting for Certain Transactions involving Stock Compensation), issued March 31, 2000, this action would be deemed a "synthetic" repricing of options, requiring the Company to treat the new options as replacement options which would have to be accounted for on a variable basis.

     The Company normally accounts for its qualified options on a fixed basis. Because accounting for the new options on a variable basis would have imposed significant accounting costs on the Company, deemed unjustified by the Committee, in September 2000 the new options were cancelled and declared void. 8,640 shares of restricted common stock (in the amount of one share of restricted common stock for each 10 cancelled options) were issued under the Board Retainer Plan to the holders of cancelled new options. No further change was made in the shortened term of the "old" options which, therefore, expired on December 31, 2000.

Audit Matters

     The Audit and Benefits Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed our audited financial statements for the year ended December 31, 2000 with management.

     The Committee reviewed and discussed with our independent auditors the matters required to be discussed by Statement of Auditing Standards 61
(Codification of Statements on Auditing Standards). In addition, the Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with our independent accounts their independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the board have also recommended, subject to shareholder ratification, the selection of our independent auditors for the year ended December 31, 2001.

     Each of the current members of the committee is an "independent" director within the meaning of the listing standards of the NASD, except Mr. David C. Peck, who is Dr. Peck's brother. A copy of the charter of the Committee, as adopted by our board of directors, is attached hereto as Annex A.

March 30, 2001        The Members of the Audit and Benefits Committee

                            Vincent P. Mihalik, Chairman
                            Bengt Agerup
                            David M. Margulies
                            David C. Peck
                            Tom Stagnaro
                            Per-Olof Wallstrom


                       DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Directors

     A director who is also an employee receives no additional remuneration for being a director.

     Pursuant to our Board Retainer Plan, non-employee directors receive a grant of 5,000 shares of common stock upon election to our board, and, during the duration of the Board Retainer Plan, will receive 1,000 shares annually thereafter, immediately following each annual meeting at which they are reelected to the board. They also receive reimbursement of their expenses to attend board meetings. In August 2000, Dr. Margulies, Mr. Mihalik, Dr. Agerup, Mr. Peck, and Mr. Stagnaro each received an annual grant of 1,000 shares under the Board Retainer Plan, and Mr. Wallstrom received an initial grant of 5,000 shares. In addition, non-employee directors are eligible to receive options under the terms of the 1994 Stock Option Plan as determined by the Audit and Benefits Committee. Non-employee directors who are members of the Audit and Benefit Committee may not be awarded discretionary option grants, but will receive a grant of options to purchase 2,000 shares of our common stock upon appointment to the Committee, and options to purchase an additional 2,500 shares annually thereafter. As described above, options vest over a five-year period, with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. On January 1, 2000, Mr. Stagnaro and Dr. Agerup each received options to purchase 2,000 shares at an exercise price of $4.00 per share, upon their appointment to the Audit and Benefits Committee; no other director received options during 2000.

     During 2000, Mr. Stagnaro, a director, received $2,000 in consulting fees pursuant to a consulting agreement, dated September 21, 1998. Under this agreement, Mr. Stagnaro acted as a non-exclusive finder in connection with our search for strategic partners and investors, and provided certain product development services. This agreement has expired in accordance with its terms and no further fees are expected to be paid pursuant to it.

Summary Compensation Table

     The following table summarizes the compensation of those persons who were, at December 31, 2000, our Chairman and Chief Executive Officer and our Senior Vice President and Chief Scientist, for the years ended December 31, 1998, 1999, and 2000.


                                             Summary Compensation Table

                                                     Annual                 Long-Term Compensation Awards
                                                  Compensation
                                                                           Securities
     Name and Principal                                                    Restricted          Underlying
                             Year           Salary          Bonus         Stock Awards         Options/SARs
          Position
Weaver H. Gaines............  1998          $95,000           $0               $0                   0
  Chairman and Chief          1999          $95,000         $32,775            $0                15,000
Executive                     2000          $107,500        $28,500          $7,600                 0
  Officer

Ammon B. Peck (1)...........  1998          $50,000           $0               $0                   0
  Senior Vice President &     1999          $50,000         $17,250            $0                10,000
Chief                         2000           52,083         $15,000          $4,000                 0
   Scientist

         (1) Dr. Peck is paid a consulting fee rather than a salary.

Executive Compensation and Employment Arrangements

     In August, 1994, the board of directors adopted an annual incentive compensation plan administered by the Audit and Benefits Committee, pursuant to which officers, employees, and key consultants may be awarded bonuses based on their and the Company's performance. The plan year runs from July 1 to June 30. Awards and performance goals are set by the Audit and Benefits Committee. For the plan year ending June 30, 2001, awards to senior vice president and above could range up to 45% of base salary; vice presidents, up to 30% of base salary; and all others up to 25% of base salary. For each participant, the award could range from the maximum award, if we achieve 100% of our approved goals, to no award, if we achieve less than 70% of our approved goals. Awards, if any, for the plan year ending June 30, 2001, will be determined following the 2001annual meeting of directors.

     In connection with the Q-Med transaction described under "Change of Control," below, we terminated a previous employment agreement with our chairman and chief executive officer, Mr. Gaines, and entered into a new agreement with him (the "Employment Agreement"), which currently provides for annual base compensation of $125,000. The effective date of the Employment Agreement is July 14, 2000, and the current term expires December 31, 2002. The Employment Agreement is renewable automatically for an additional two years ending December 31, 2004, unless either party gives written notice of termination at least 30 days before the end of the current term. Mr. Gaines is eligible for incentive compensation on a basis commensurate with those provided to participants in our annual bonus plan, our stock option plan, and any future plans of an incentive compensation nature. Mr. Gaines is also reimbursed for up to $4,000 per year for social or country club memberships which are used principally in furtherance of our business.

     The Employment Agreement provides that either we or Mr. Gaines may terminate the agreement at any time upon written notice. A termination by us "for cause" (as defined in the Employment Agreement), or by Mr. Gaines not for "Good Reason" (as defined in the Employment Agreement) is effective without further benefits. "For cause" includes dishonest statements or acts by the executive, theft of assets, conviction of a felony, breach by the executive, and similar acts or events.

     Termination by us without cause (which includes termination by us following a change of control or because of extended disability) or termination by Mr. Gaines for "Good Reason," would require us to pay one year's base compensation as severance benefits. In addition, Mr. Gaines would receive such amounts pursuant to incentive plans as the board reasonably determines would have been earned in the year in which his employment was terminated. Finally, all Mr. Gaines's restricted stock would be immediately vested and all outstanding stock options would be immediately vested and accelerated.

         Termination by Mr. Gaines is deemed for "Good Reason" if

    X   there is a material reduction in his annual aggregate compensation or benefits;
    X   there is a material diminution in his position, powers, authority, duties, or responsibilities as Chairman of the Board (but not as Chief Executive Officer); or
    X   there is a material breach of the Employment Agreement by us.

     The Employment Agreement contains covenants that Mr. Gaines must refrain from engaging in any business competitive with us during the period of his employment and for one year after termination or resignation; may not solicit or hire our employees or consultants for one year following termination; and must not use, disclose or make accessible to any third party any of our proprietary information during the period of his employment, or thereafter. All inventions relating to biotechnology generally conceived while rendering services us must be assigned to us.

     We have an exclusive consulting agreement expiring on December 31, 2003, with Dr. Ammon B. Peck for consulting services relating to our business and technology. The consulting fee is $55,000 per year. Dr. Peck is obligated to devote 48 days of service per year to us, including travel time, and has agreed not to engage in competitive activities with Ixion during the term of the agreement, or for two years thereafter. Generally, under the terms of Dr. Peck's employment by the University of Florida, the latter has a right of first refusal to any intellectual property and must approve waivers by Dr. Peck of the University's intellectual property rights in any consulting agreement. Dr. Peck has agreed to assign to us any inventions or intellectual property rights developed by him while performing services under the consulting agreement in any inventions or intellectual property rights waived by the University. The consulting agreement may be canceled by either party on 30 days' written notice. We have a life insurance policy on the life of Dr. Peck in the amount of $500,000 payable to us.

Option Table

     There were no options granted to the named officers in 2000. The following table sets forth certain information concerning option exercises and option holdings under the Stock Option Plan as of December 31, 2000 with respect to each of our named executive officers.

                              Aggregated Options/SAR Exercises in Last Fiscal Year and
                                          Fiscal Year-end Option/SAR Values


                                            Number of Securities Underlying
                                          Unexercised Options/SARs at FY-end    Value of Unexercised In-The-Money

                                                                                            Options/SARs at FY-end
             Name                             Exercisable/Unexerciseable
                                                                                  Exercisable/Unexerciseable(1)
            Weaver H. Gaines                         4,742/10,258                             $0/$0

             Ammon B. Peck                            4,162/6,838                             $0/$0

     (1) Value is based on the public offering price of our stock. There is no trading market for our common stock, accordingly no options are "in-the-money."

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of February 28, 2001, by our named officers and by all of our directors and officers as a group. The table includes, with respect to each shareholder, the shares issuable upon the exercise of all warrants or options or conversion of all convertible securities held by such stockholder, and exercisable within 60 days of February 28, 2001.

Name                                              Number of Shares   Percent(10)

Bengt Agerup........................................  3,906,465(1)         56.2%

Ammon B. Peck, Ph.D.................................    699,433(2)         10.1%

Weaver H. Gaines....................................    667,780(3)          9.6%

David C. Peck.......................................    508,017(4)          7.3%

David M. Margulies, M.D.............................     25,235(5)           (6)

Vincent P. Mihalik..................................     18,735(7)           (6)

Thomas P. Stagnaro..................................      6,465(8)           (6)

Per-Olof Wallstrom..................................      5,000(9)           (6)

All officers and directors
as a group  (11 persons) ...........................   5,858,569          84.4%

     (1) Dr. Agerup's business address is Q-Med AB, Seminariegatan 21, SE-752 28 Uppsala, Sweden. Includes 6,000 shares held of record by Dr. Agerup, 562,500 shares held by Q-Med, AB (publ), of which Dr. Agerup is an officer, director, and controlling shareholder, 3,337,500 shares held by Qvestor, LLC, a Delaware limited liability company which is a wholly-owned subsidiary of Q-Med, 465 shares issuable upon the exercise of currently exerciseable options held by Dr. Agerup, but excludes 1,535 shares issuable under options held by Dr. Agerup, but not currently exercisable.
     (2) Dr. Peck's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615. Includes 4,162 shares issuable upon exercise of currently exercisable options and 50,000 shares held by Dr. Peck's wife in trust for her brothers as to which Dr. Peck disclaims beneficial ownership, but excludes 6,838 shares issuable under options not currently exercisable.
     (3) Mr. Gaines's business address is 13709 Progress Blvd., Box 13, Alachua, FL 32615. Includes 4,742 shares issuable upon exercise of currently exercisable options, 5,952 shares issuable upon conversion of unsecured convertible notes held by Mr. Gaines and 40,000 shares held by WABS Associates, a general partnership composed of Mr. Gaines and his three siblings, but excludes 10,258 shares issuable under options not currently exercisable. Mr. Gaines disclaims beneficial ownership of 30,000 of the WABS Associates shares.
     (4) Mr. Peck's business address is Bacompt, 12742 Hamilton Crossing Blvd., Carmel, IN 46032. Includes 3,794 shares issuable upon exercise of currently exercisable options, 12,000 shares issuable upon conversion of unsecured convertible notes held by members of Mr. Peck's immediate family sharing his household as to which Mr. Peck disclaims beneficial ownership, and 3,500 shares held by members of Mr. Peck's immediate family sharing his household as to which Mr. Peck disclaims beneficial ownership, but excludes 8,206 shares issuable under options not currently exercisable.
     (5) Dr. Margulies's business address is Correlagen, 1647 Beacon Street, No. 5, Newton, MA 02468. Includes 5,735 shares issuable upon exercise of currently exercisable options, but excludes 1,765 shares issuable under options not currently exercisable.
     (6)  Less than 1.0%.
     (7) Mr. Mihalik's business address is Lilly Research Labs, Indianapolis, IN 46250. Includes 4,235 shares issuable upon exercise of currently exercisable options but excludes 1,765 shares issuable under options not currently exercisable.
     (8) Mr. Stagnaro's business address is Levotech Inc., One Tower Bridge, Suite 1350, 100 Front Street, West Conshohocken, PA 19428. Includes 465 shares issuable upon exercise of currently exercisable options but excludes 1,535 shares issuable under options not currently exercisable.
     (9) Mr. Wallstrom's business address is Q-Med AB, Seminariegatan 21, SE-752 28 Uppsala, Sweden. Does not include the shares held by the Q-Med group, of which Mr. Wallstrom is the president, because those shares are included elsewhere in this table. (10) Percent is calculated based on actual shares outstanding plus shares exerciseable by officers of directors within 60 days of February 28, 2001.

Security Ownership of Certain Beneficial Owners

     Set forth below is certain information with respect to those persons who are known to the Company to own beneficially more than five percent of our common stock as of February 28, 2001.

                              Beneficial Ownership

Name and Address of Beneficial Owners       Number of Shares         Percent(7)

Q-Med AB (publ) and Qvestor LLC(1)(6).....   3,911,465                57.0%

Ammon B. Peck, Ph.D.(2)(3(6)).............     699,433                10.1%

Weaver H. Gaines (2)(4)(6)................     667,780                 9.6%

David C. Peck (2) (5)(6)..................     510,621                 7.4%

     (1) Address is Q-Med AB, Seminariegatan 21, SE-752 28 Uppsala, Sweden. Dr. Agerup is a director and majority shareholder of Q-Med. Q-Med's shares include 3,337,500 shares held by Qvestor LLC, a wholly-owned subsidiary of Q-Med. Q-Med AB is not related to Q-Med, Inc., a Delaware corporation whose shares are listed on the Nasdaq small cap market. Also includes 6,000 shares held by Dr. Agerup, Chairman of the Board and majority shareholder of Q-Med, 465 shares which could be acquired by Dr. Agerup within 60 days of February 28, 2001 pursuant to currently exerciseable options, and 5,000 shares held by Mr. Wallstrom, president of Q-Med.
     (2)  Address is 13709 Progress Blvd., Box 13, Alachua, FL 32615.
     (3) Includes 50,000 shares held by Dr. Peck's wife in trust for her brothers as to which Dr. Peck disclaims beneficial ownership.
     (4) Includes 5,952 shares issuable upon conversion of unsecured convertible notes held by Mr. Gaines and 40,000 shares held by WABS Associates, a general partnership composed of Mr. Gaines and his three siblings. Mr. Gaines disclaims beneficial ownership of 30,000 of such WABS shares.
     (5) Includes 12,000 shares issuable upon conversion of unsecured convertible notes held by members of Mr. Peck's immediate family as to which Mr. Peck disclaims beneficial ownership and 3,500 shares held by members of Mr. Peck's immediate family, as to which Mr. Peck disclaims beneficial ownership.
     (6) Includes shares which could be acquired within 60 days of February 28, 2001, through the conversion of unsecured convertible notes or exercise of options as follows: Dr. Peck (4,162 shares), Mr. Gaines (10,694 shares), and Mr. Peck 15,794 shares).
     (7) Percent is calculated based on actual shares outstanding plus shares exercisable by officers or directors within 60 days of February 28, 2001.

Change of Control

     On July 14, 2000 we closed a transaction with Q-Med AB (publ), a biotechnology company based in Uppsala, Sweden, and its wholly-owned subsidiary, Qvestor, LLC. Bengt Agerup, a director of Ixion, is chairman of the board and majority shareholder of Q-Med, and Per Olof Wallstrom, a director of Ixion, is president of Q-Med. At the closing, Qvestor purchased a total of 3,337,500 shares of our common stock. For details about this transaction, see "Certain Relationships and Related Transactions," below.

     As a result of this transaction, as of February 28, 2001, Q-Med and its subsidiary own of record 3,900,000 shares of our common stock, or 57% of our outstanding common stock. Q-Med has two representatives on our board, Dr. Agerup and Mr. Wallstrom; however, Q-Med is, and will be, able to control all matters requiring approval by the stockholders of the Company, including the election of directors. Such concentration of ownership may also have the effect of delaying or preventing a further change in control of the Company that may be favored by other shareholders.

     Q-Med, a growing, profitable Swedish company, develops, manufactures, and sells natural, specialized medical implants. Q-Med's shares are listed on the Stockholm stock exchange, and it is not related to or affiliated in any way with Q-Med, Inc., a Delaware corporation whose shares are listed on the Nasdaq small cap market. All of Q-Med's products are constructed using a proprietary form of non-animal, stabilized hyaluronic acid. Hyaluronic acid is a natural polysaccharide, first isolated in 1934. Its main function in the body is to lubricate moveable parts like joints and muscles and to transport substances to and within cells. The majority of Q-Med's revenues are accounted for by Restylane(R) for the filling out of lips, facial wrinkles, and facial folds.

     By virtue of its stock ownership and that of its subsidiary, Qvestor LLC, Q-Med may be deemed to be the parent of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following are transactions since January 1, 1999 between the Company and any officer, director, director nominee, or the immediate family of any such persons.

     On April 16, 1996, the Chairman and Chief Executive Officer and the President of the Company each entered into a revolving agreement to extend funds to the Company in the form of bridge loans. During 2000, outstanding loans bore cash interest at the rate 8%, paid monthly and upon repayment of the principal. In March 2000, the Chairman and Chief Executive Officer converted $18,600 principal amount of these loans into 4,650 shares of registered common stock. At the closing of the Q-Med transaction described in "Change of Control," above, a total of $442,957 (including $46,557 of accrued interest) in bridge loans to the officers was repaid. Following this repayment, no bridge loans remain outstanding. The officers have no commitment to lend additional funds in the future.

     On April 16, 1999, we entered into an agreement in principle  with Q-Med AB
(publ). This agreement was amended on September 9, 1999. Pursuant to the agreement in principle, from April 1999 through June 19, 2000, we received $1,325,000 in cash in exchange for 562,500 shares of restricted common stock, at a cash price of $2.00 per share. On July 14, 2000, we entered into a stock purchase agreement with Qvestor, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Q-Med. Pursuant to the stock purchase agreement, we issued 3,337,500 shares to Qvestor in exchange for cash of $6,675,000 and non-cash consideration valued by the board at an equal amount. Cash of $3,321,697 was paid at closing, and the balance of $3,353,303, is due on or before July 14, 2001. The non-cash consideration included the right to a royalty-free license to Q-Med's intellectual property in non-animal, stabilized hyaluronic acid (NASHA) on the following terms: the license will be exclusive and worldwide for the use of NASHA for the encapsulation of insulin-producing cells, without right of sublicense; any improvements (to which we will also have rights) will belong exclusively to Q-Med; and we will not have the right to manufacture NASHA. Other non-cash consideration includes Q-Med's right of first refusal to offer to redeem, at the maturity date on August 31, 2001, from all holders electing not to convert, up to $787,270 in face amount of our unsecured subordinated debentures. The offered redemption price would be par, in the case of 10% notes, or at 1.5 times par for variable notes. Thereafter Q-Med would have the option, for any redeemed notes acquired, to convert variable notes at a price of $2.10 per share, and 10% notes at a price of $4.20 per share.

     In January, 1994, the board of directors adopted a deferred compensation plan for our officers, key employees, and key consultants, permitting such persons to defer the receipt of all or a portion of their compensation. Under the deferred compensation plan, an unfunded deferred compensation account is established for each participant. Our only obligation is to make the payments when they become payable if we have sufficient cash to do so. Any amount credited to accounts is solely for record-keeping, and is not held in trust or in escrow or in any way vested in the participant. Amounts in the accounts bear interest, compounded annually, at a rate established by the board of directors annually, based on the 30-year treasury bond rate in effect on January 1 of any given year, plus 1%. The rate was 7.477% during 2000. In July 2000, in connection with the Q-Med transaction described under "Change of Control," above, all accounts were terminated as a condition of the closing, and four participants, including the Chairman and Chief Executive Officer, the President and Chief Financial Officer, the Senior Vice President and Chief Scientist were issued a total of 247,336 shares of restricted common stock for the balances in their accounts (in the aggregate, $989,344), at the rate of $4.00 per share, the fair market value of our common stock on the date of the transaction. 62,289 shares vested immediately, 50% of the balance vest on July 13, 2001, and 1/12 of the remaining balance vest monthly thereafter. Following this transaction, no fees or salaries have been deferred.

     In July 2001, we adopted a new form of agreement with outside directors which was executed by each non-employee director other than Mr. Peck, and which replaced the agreement previously existing between us and our outside directors. Under the new agreement, directors must take reasonable steps to prevent the unauthorized use or disclosure of confidential information, and we will indemnify the director (including payment of expenses in advance of final disposition of the proceeding) to the fullest extent permitted by the laws of the State of Delaware and of our charter and bylaws. Directors are also entitled to the protection of any directors' and officers' insurance policies we maintain, against all costs, charges, and expenses whatsoever incurred in connection with any proceeding to which such director may be made a party by reason of his or her being or having been our director.

     On July 14, 2000, in connection with the Q-Med transaction described in "Change of Control," above, we terminated our employment agreement with Mr. Peck, who also resigned as president and chief financial officer on that date. His terminated employment agreement was replaced with a director's agreement which is substantially similar to the agreement executed by other outside directors, except that it also includes a provision that if we register any shares of common stock under the Securities Act of 1933, we shall provide Mr. Peck notice of such election, and subject to the approval of the lead underwriter in any such registration, he is entitled to "piggy-back" registration rights for not less than fifty percent of his shares of common stock, at no expense other than brokers' commissions.

     It is our policy that any material transactions or loans, and any forgiveness of loans, between us and our officers, directors, or material shareholders must be approved by a majority of independent directors, if any, who do not have an interest in the transaction. Furthermore, all such transactions or loans must be entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. The above transactions were entered into in compliance with our policy.


                       PROPOSAL 2: DESIGNATION OF AUDITORS

     Upon the recommendation of the Audit and Benefits Committee, our board of directors has designated PricewaterhouseCoopers LLP to audit our books and accounts for the year ending December 31, 2001, and will offer a resolution at the annual meeting to ratify the designation. PricewaterhouseCoopers LLP, and its predecessor, Coopers & Lybrand LLP, have been our auditors since we were formed in 1993. Representatives of the auditors are not expected to be present at the meeting. A majority of votes case in person or represented by proxy will constitute ratification.

     Aggregate fees billed to Ixion by PricewaterhouseCoopers LLP for the year ended December 31, 2000 , were $38,759, all of which were audit fees.

     The board recommends a vote FOR Proposal 2.


        SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

     Under applicable regulations of the Securities and Exchange Commission, all proposals of stockholders to be considered for inclusion in the proxy statement for the 2002 annual meeting of stockholders, must be received by us at our principal offices, c/o corporate secretary, not later than December 29, 2001.

     Any written notice of a stockholder proposal must include the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner.

                                  ANNUAL REPORT

     Our annual report to stockholders for the year ended December 31, 2000 has been mailed simultaneously to our stockholders. Our annual report on Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission (excluding exhibits), is included in our annual report to stockholders.


                                 OTHER BUSINESS

     The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgement.


                                                Weaver H. Gaines
                                        Chairman and Chief Executive Officer



April 27, 2001
Alachua, Florida

Annex A                                       Ixion Biotechnology, Inc.
                                               Audit Committee Charter

Organization

     This charter governs the audit committee function of the Audit and Benefits Committee of the board of directors of Ixion Biotechnology, Inc. (the "Company"). The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall consist of at least two and up to six directors, each of whom is independent of management and the Company, if possible, except that the board may determine to appoint one member (but no more than one) who is not independent within the meaning of the NASD listing requirements. Members of the Committee shall be considered independent if they comply with the NASD listing requirement definition and otherwise have no relationship that may interfere with the exercise of their independence from management. All members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment), and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The Committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the Company's stockholders, potential investors, the investment community and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. It is the Committee's responsibility to maintain free and open communications among the Committee, independent auditors, and management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

     The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement or change them as appropriate.

     The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Committee. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the Company's independent auditors, subject to stockholders' approval. The Committee also shall approve the compensation of the Company's independent auditors.

     The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risks. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the result of their examinations. Either independent auditors or Company counsel may, at any time, request a meeting with the Committee or the Committee chairman with or without management attendance.

     The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-QSB. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chairman of the Committee or his designee may represent the entire committee for the purpose of these reviews.

     The  Committee   shall  review  and  discuss  with  management  and  the
independent auditors the financial statements to be included in the Company's Annual Report on Form 10-KSB (or the annual report to stockholders if distributed prior to the filing of Form 10-KSB), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

  [Address Label]



                                      PROXY
                            IXION BIOTECHNOLOGY, INC.
                    Proxy solicited by the board of directors
                     for the annual meeting of stockholders
                            to be held June 15, 2001




     The undersigned hereby appoints Weaver H. Gaines or David C. Peck, or either of them, as attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of common stock of Ixion Biotechnology, Inc. (the "Company") which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at the offices of the Company at 13709 Progress Blvd., Box 13, Alachua, FL 32615, commencing at 10:00 a.m., local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

     Unless a contrary direction is indicated, this proxy will be voted for all nominees for director listed in Proposal 1, and for proposal 2, as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

     You may revoke this proxy at any time prior to the vote at the annual meeting.

     Please  complete,   date,  and  sign  this  proxy  and  return  it  in  the
accompanying envelope.

     The board of directors recommends a vote for the nominees for director listed on the reverse of this proxy card, and a vote for proposal 2, also set forth on the other side of this proxy card.


     Proposal 1. To elect seven directors to hold office until the 2002 annual meeting of stockholders.

     Nominees: Bengt Agerup, Weaver H. Gaines, David M. Margulies, Vincent P. Mihalik,, David C. Peck, Thomas P. Stagnaro, and Per-Olof Wallstrom

         For                             Withheld
         [ ]                               [ ]


[ ] For all nominees except as noted ___________________________________





     Proposal 2. To ratify the designation of PricewaterhouseCoopers LLP to audit the books and accounts of the Company for the fiscal year ended December 31, 2001.

      For                      Against                      Abstain
      [ ]                        [ ]                          [ ]



Please sign exactly as name           Signature-----------------Date -------2001
appears on this proxy.
When signing as attorney, executor,
administrator, trustee or guardian,
please give full title.
If more than one trustee,
all should sign.  All joint           Signature:---------------Date---------2001
owners must sign.




[  ] MARK HERE FOR CHANGE                [ ] MARK HERE IF YOU
     OF ADDRESS AND NOTE                     PLAN TO ATTEND
     CHANGE ON OTHER SIDE                    THE ANNUAL MEETING